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                                                                    EXHIBIT 99.7
FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY
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Jeanne E. Gibson
Director of Investor Relations
(216) 781-1039

FOR IMMEDIATE RELEASE

                  FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
                             SALE OF OFFICE BUILDING
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CLEVELAND, OHIO, APRIL 7, 1999 --- FIRST UNION REAL ESTATE INVESTMENTS
(NYSE:FUR) today announced the sale of its Sutter Buttes office center in a transaction that totaled $3.8 million. The net proceeds from the sale of approximately $3.6 million, after closing costs and adjustments, were used to make a partial repayment of the Trust's outstanding bridge loan.

Located in Marysville, California, the 427,000 square foot facility was acquired by the Trust in 1979. The property (formerly called Peach Tree Center) through 1985 had been operated as an enclosed shopping mall. A flood, caused when a nearby earthen levee broke, badly damaged the property in 1986. The Trust has had limited success in leasing the property since that time. The Trust began to officially market Sutter Buttes for office use in 1997. At present, it is 54% occupied.

First Union retained its legal rights to pursue its claim against the State of California due to the damages caused to the property by the 1986 flood. In September 1991, the state court ruled in favor of the Trust on the liability portion of this suit. The State of California appealed and a decision from the Court of Appeals is still pending.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed, stapled-stock real estate investment trust (REIT) headquartered in Cleveland, Ohio.


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